UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 30, 2010

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Time Warner Inc. (the “Company”) has received lender commitments for an aggregate of $5.0 billion of new senior unsecured credit facilities consisting of a $2.5 billion three-year revolving credit facility and a $2.5 billion five-year revolving credit facility.  Each lender’s commitment with respect to the new facilities is subject to the satisfaction of certain conditions, including the preparation, execution and delivery of loan documentation with terms and conditions as set forth in a transaction summary provided to the lenders.  The Company expects to enter into an agreement relating to the new credit facilities prior to the expiration of its existing revolving credit facility on February 17, 2011.

In connection with the receipt of the commitments for the new $5.0 billion in revolving credit facilities, on November 29, 2010, the Company notified Citibank, N.A., the administrative agent under its existing $6.9 billion senior unsecured revolving credit facility, of the Company’s election to reduce the commitments of the lenders under the existing credit facility to an aggregate amount equal to $5.0 billion, effective November 30, 2010.  At September 30, 2010, the Company had unused committed capacity under the existing credit facility of approximately $6.8 billion (approximately $4.9 billion after the commitment reduction) and cash and equivalents of $4.0 billion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ John K. Martin, Jr.
	Name:	John K. Martin, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Date:   December 2, 2010